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                             THE BNY HAMILTON FUNDS

                         RULE 18f-3 MULTIPLE CLASS PLAN

         WHEREAS, The BNY Hamilton Funds (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series (the "Funds"), including the BNY Hamilton Money Fund and the BNY Hamilton Treasury Money Fund (collectively, the "Money Market Funds"); the BNY Hamilton Equity Income Fund, the BNY Hamilton Large Cap Growth Fund, the BNY Hamilton Small Cap Growth Fund and the BNY Hamilton International Equity Income Fund (collectively, the "Equity Funds"); the BNY Hamilton Intermediate Government Fund and the BNY Hamilton Intermediate Investment Grade Fund (collectively, the "Fixed Income Funds"); and the BNY Hamilton Intermediate New York Tax-Exempt Fund and the BNY Hamilton Intermediate Tax-Exempt Fund (collectively, the "Tax-Exempt" Funds);

         WHEREAS, the Trust desires to offer multiple classes of shares pursuant to Rule 18f-3 under the 1940 Act;

         WHEREAS, Rule 18f-3 requires that the Directors of the Trust adopt a written plan setting forth (1) the specific arrangement for shareholder services and the distribution of securities for each class, (2) the allocation of expenses for each class and (3) any related conversion features or exchange privileges; and

         WHEREAS, the Directors of the Trust, including a majority of the Independent Directors, as defined in Section 7 below, have determined that the following plan (the "Plan"), adopted pursuant to Rule 18f-3 under the 1940 Act, is in the best interests of each class individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

1.       Features of the Classes.

         The BNY Hamilton Money Fund issues its shares of beneficial interest in three classes: "Hamilton Shares", "Hamilton Premier Shares", and "Hamilton Classic Shares". The BNY Hamilton Treasury Money Fund issues its shares of beneficial interest in two classes: "Hamilton Shares" and "Hamilton Premier Shares". Each of the Equity Funds, the Fixed Income Funds and the Tax-Exempt Funds also issues its shares of beneficial interest in two classes:
"Institutional

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Shares" and "Investor Shares". Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 4 below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, :Hamilton Shares, Hamilton Premier Shares, and Hamilton Classic Shares shall have the features described in Sections 2, 3, 4 and 5 below.

2.       Administration, Service and Distribution Plans.

         (a) Hamilton Shares. Hamilton Shares of each of the Money Market Funds will not pay a fee for account administration services, shareholder liaison services or distribution services (each as defined in paragraph
(f) below).

         (b) Hamilton Premier Shares and Hamilton Classic Shares. Hamilton Premier Shares and Hamilton Classic Shares of the Fund shall pay a fee for shareholder services in such amount as is disclosed in the Fund's prospectus or prospectus supplement. Such fee shall be paid to certain institutions ("Shareholder Organizations") that provide shareholder services to their customers who are beneficial owners of Hamilton Premier Shares or Hamilton Classic Shares.

         (c)      Shareholder Services and Distribution Services.

                  (i) As used herein, the term "shareholder services" shall include (A) aggregating and processing purchase, exchange and redemption requests from customers and placing net purchase, exchange and redemption orders with the distributor; (B) providing customers with a service that invests the assets of their accounts in Hamilton Premier Shares or Hamilton Classic Shares pursuant to specific or pre-authorized instructions; (C) processing dividend payments from the Fund on behalf of customers; (D) providing information periodically to customers regarding their position in Hamilton Premier Shares or Hamilton Classic Shares; (E) arranging for bank wires; (F) responding to customer inquiries regarding services performed by the Shareholder Organizations; (G) providing subaccounting with respect to shares beneficially owned by customers or providing the information to an investment company necessary for such subaccounting; (H) if required by law, forwarding shareholder communications from the investment company (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; and (I) providing other similar administrative services.

                  (ii) As used herein, the term "distribution services" shall include services rendered by the Fund's distributor, broker-dealers and other financial institutions in connection with the distribution of Hamilton Classic Shares and/or the provision of support services to Hamilton Classic Shares shareholders. Such services may include, but are not limited to, fees paid to broker-dealers, printing costs, advertising costs, telemarketing costs, costs of distributing


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materials borne by the distributor in connection with sales or selling efforts on behalf of the Hamilton Classic Shares of BNY Hamilton Money Fund and the Investor Shares of each of the Equity Funds, the Fixed Income Funds and the Tax-Exempt Funds, and costs associated with implementing and operating their respective 12b-1 plans.

3.       Allocation of Income and Expenses.

         (a) Daily Dividend Funds. Funds that declare distributions of net investment income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)", for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees and other expenses relating to the management of the Fund's assets.

         (b) Non-Daily Dividend Funds. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to. Directors' insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, including SEC registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

         (c) Class Expenses. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Rule 12b-1 plan ("12b-1 Plan Fee"); (ii) transfer agent fees attributable to a specific class;
(iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) the expense of administrative personnel and services to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) Directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii) - (vii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

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         Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Trust in light of the requirements of the 1940 Act and the Code.

4.       Exchange Privileges.

         Subject to the restrictions and conditions set forth in the Funds' prospectuses, shareholders may exchange shares of one class of a Fund for shares of the same class of another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the exchange is made in states where it is legally authorized.

5.       Quarterly and Annual Reports.

         The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b) (3) (ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of those Directors of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan (the "Independent Directors") in the exercise of their fiduciary duties.

6.       Accounting Methodology.

         The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:


                  (a) On a daily basis, the fund accountant shall calculate the 12b-1 Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

                  (b) The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

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                  (c) The fund accountant shall allocate income and Corporate
Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values for all non-money market Funds and the relative value of settled shares for the Money Market Funds.

                  (d) The fund accountant shall then complete a worksheet developed for purposes of complying with Section 6 of this Plan, using the allocated income and expense calculations from paragraph (3) above and the additional fees calculated from paragraphs (1) and (2) above.

                  (e) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and the appropriate allocation of income and expenses in accordance with this Plan.

7.       Waiver or Reimbursement of Expenses.

         Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust's underwriter or by any other provider of services to the Trust without the prior approval of the Trust's Board of Directors.

8.       Effectiveness of Plan.

         This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Trust and (b) the Independent Directors.

9.       Material Modifications.

         This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 8 herein.

         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Multiple Class Plan as of the 22nd day of January, 1997, to be effective January 22, 1997.

                                         THE BNY HAMILTON FUNDS


                                         By:
                                            -----------------------
                                             Title:  Secretary

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